Exhibit 99.1

BIMINI MORTGAGE MANAGEMENT ANNOUNCES PRIVATE PLACEMENT OF

$50 MILLION OF TRUST PREFERRED SECURITIES

VERO BEACH, Fla. (May 17, 2005) — Bimini Mortgage Management, Inc. (NYSE:BMM) today announced that it has issued and sold in a private placement $50.0 million of trust preferred securities through a newly formed trust, Bimini Capital Trust I, organized under Delaware law. The trust preferred securities will require quarterly distributions and will bear an interest rate of 7.61% through March 30, 2010.  The securities are redeemable, in whole or in part, without penalty, at the option of Bimini any time on or after March 30, 2010. The securities will mature on March 30, 2035, and will bear interest at the prevailing three-month LIBOR rate +3.30% between March 30, 2010 and March 30, 2035, if Bimini chooses not to redeem them. Bimini intends to use the net proceeds of this private placement to invest in mortgage related securities issued by Fannie Mae, Freddie Mac, and Ginnie Mae.

Commenting on the issuance, Bimini Chairman, President and Chief Executive Officer, Jeffrey J. Zimmer, stated, “The Board of Directors of Bimini Mortgage Management, Inc. is very pleased to be able to issue 30-year unsecured debt at such favorable terms. This long-term financing will complement and benefit our asset-liability management activities and will benefit the interests of our common stockholders.”

Bimini Mortgage Management, Inc., a real estate investment trust, invests primarily in residential mortgage-related securities issued by the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac) and the Government National Mortgage Association (Ginnie Mae).  It earns returns on the spread between the yield on its assets and its costs, including the interest expense on the funds it borrows.

This news release contains forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  The reader is cautioned that such forward-looking statements are based on information available at the time and on management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements.  Important factors that could cause such differences are described in the Company’s periodic filings with the Securities and Exchange Commission, including the Company’s Registration Statement on Form S-11.  The Company assumes no obligation to update forward-looking information to reflect subsequent results, changes in assumptions or changes in other factors affecting forward-looking information.

Contact:	Robert E. Cauley
Chief Financial Officer
(772) 231-1400
www.biminireit.com

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